Evergreen Growth and Income Fund: Semiannual Report as of January 31, 2003

table of contents

1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
13	SCHEDULE OF INVESTMENTS
21	STATEMENT OF ASSETS AND LIABILITIES
22	STATEMENT OF OPERATIONS
23	STATEMENTS OF CHANGES IN NET ASSETS
24	NOTES TO FINANCIAL STATEMENTS
32	TRUSTEES AND OFFICERS

This semiannual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2003.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

March 2003

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer
Dear Evergreen Shareholder:

We are pleased to provide the semiannual report for the Evergreen Growth and Income Fund, which covers the six-month period ended January 31, 2003.

Market analysis

The U.S. equity markets faced another challenging period over the past six months. Market gains were followed by significant pullbacks, as slower-than-expected economic growth and drastically reduced earnings estimates combined with geopolitical uncertainties to thwart all hopes for sustained rallies. Unfortunately, this pattern was repeated more than once over the past six months, as long-term investors continued to struggle in this volatile environment.

After reaching five-year lows during July, the equity markets rallied. Third-quarter growth appeared to recover from relative weakness in the second quarter, and leadership in Washington arrived at a series of laws designed to punish corporate criminals. The Sarbanes-Oxley Act of 2002 provided investors with the security that corporate CEOs and CFOs would now be required to attest to the veracity of their financial statements on a quarterly basis. However, seemingly just as this effort to assuage corporate mistrust became law, investors were once again confronted with the uncertain global situation. Saber rattling with Iraq increased late in the summer, and the anniversary of the September 11 attacks brought on renewed worries of further terrorist attacks.

The improved economic environment resulted in a return to profitability for many corporations during the third quarter, yet most companies issued only mild outlooks for the year-end quarter, and earnings estimates were drastically reduced early in the fourth quarter. Indeed, after original fourth quarter

LETTER TO SHAREHOLDERS continued

2002 consensus projections of earnings growth in excess of 30%, forecasts were reduced to the 10% range. This combination resulted in a return to the July lows, virtually wiping out the previously impressive rally.

Upon achieving the “double-bottom,” the market had two choices. It could have dramatically fallen farther, or it could have attracted the buyers who previously found value at those levels. Fortunately, the market experienced the latter and another impressive rally began. Evidence of slower economic growth convinced many investors that the Federal Reserve Board would once again reduce rates. After withstanding this pressure in October, monetary policymakers surprised investors with a larger-than-expected 50-basis point reduction in interest rates at the November meeting. In addition, the strength of Republicans in the November mid-term elections also seemed to favor equity investors. However, the recent rally, built possibly on the anticipation of these events, quickly stalled as the old adage “buy on the rumor, sell on the news” returned once again to haunt long-term investors. After several rallies and subsequent pullbacks, stocks finished 2002 down for the third consecutive year, a phenomenon that had not occurred in more than six decades.

The pattern of fits and starts for equities continued into 2003. After rising almost 6% in the first two weeks of trading in January, the Dow Jones Industrial Average declined almost 10% in the final two weeks of the month. The 3% decline for the year’s opening month can be attributed to further worries about terror and war, as well as the possibility that political infighting regarding President Bush’s proposed fiscal package can be expected to last months.

Despite these challenges, we remain encouraged about the prospects for 2003 and beyond for equity investors. We believe the economy can generate growth in the range of 3%, supported by mild levels of personal consumption and a gradual improvement in business spending. The outlook for inflation remains mild and unemployment will likely remain in the 6% range, therefore keeping the Fed on the sidelines for

LETTER TO SHAREHOLDERS continued

much, if not all, of 2003. In this environment, we project operating earnings growth of 8% for companies in the Standard & Poor’s 500 Index (S&P 500). As clarity emerges on the geopolitical front, and if favorable fiscal policy becomes law, then our forecasted year-end fair value range of 1000 to 1050 for the S&P 500 could prove conservative.

Importance of diversification

The volatility we have experienced in the financial markets over the past several months offers many reasons for building and maintaining a diversified portfolio rather than making investment decisions based on anticipated market movements. Exposure to various types of investments should remain a key component of a well-balanced portfolio. Establishing a Systematic Investment Plan* (SIP) can also be an effective tool to help you achieve your investment goals. As with all investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit EvergreenInvestments.com for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

*A regular investment program neither provides assurance of making a profit nor guarantees against loss in a declining market. You should consider your ability to make regular investments through periods of fluctuating price levels before choosing any regular investment plan.

FUND AT A GLANCE

as of January 31, 2003

“For more than two years, small cap stocks outperformed larger cap issues and value stocks bested growth stocks. The anomalies, such as extremely low valuations, that produced these performance gaps have largely disappeared. We are now seeing attractive values across the style and capitalization spectrum. This favors our stock-picking discipline of seeking a variety of companies with the potential for consistent earnings growth over the long term.”

MANAGEMENT TEAM

Walter T. McCormick, CFA
Value Equity Team
Lead Manager

CURRENT INVESTMENT STYLE2

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 10/15/1986
	Class A	Class B	Class C	Class I
Class Inception Date	1/3/1995	1/3/1995	1/3/1995	10/15/1986

6-month return with sales charge	-10.79%	-10.40%	-7.61%	N/A

6-month return w/o sales charge	-5.36%	-5.68%	-5.74%	-5.19%

Average Annual Return*

1 year with sales charge	-23.72%	-23.69%	-21.27%	N/A

1 year w/o sales charge	-19.05%	-19.67%	-19.67%	-18.83%

5 year	-5.78%	-5.67%	-5.56%	-4.41%

10 year	6.09%	6.09%	5.98%	6.94%

Maximum sales charge	5.75%	5.00%	1.00%
	Front End	CDSC	Front End	N/A
			1.00%
			CDSC

30-day SEC yield	0.45%	-0.29%	-0.29%	0.74%

6-month income dividends per share	$0.05	$0.01	$0.01	$0.07

* Adjusted for maximum applicable sales charge, unless noted.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes A, B and C prior to their inception is based on the performance of Class I, the original class offered. The historical returns for Classes A, B and C have not been adjusted to reflect the effect of each class’ 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns for Classes A, B and C would have been lower. Returns reflect expense limits previously in effect for all classes, without which returns would have been lower.

2 Source: Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 12/31/2002.

The domestic equity Style Box placement is based on 10 growth and valuation measures for each of the fund’s holdings, as well as the size of the companies in which it invests, or median market capitalization.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Growth and Income Fund Class A shares,1 versus a similar investment in the Russell 1000 Value Index (Russell 1000 Value) and the Consumer Price Index (CPI).

The Russell 1000 Value is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

All data is as of January 31, 2003, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class A shares had a total return of -5.36% for the six-month period ended January 31, 2003, excluding any applicable sales charges. During the same period, the Russell 1000 Value Index returned -4.56%, while the median return of funds in the Lipper Multi Cap Core Funds Classification was -5.36%. Lipper is an independent monitor of mutual fund performance.

PORTFOLIO CHARACTERISTICS
(as of 1/31/2003)

Total Net Assets	$452,474,209

Number of Holdings	165

Beta*	0.98

R-squared*	0.89

P/E Ratio	16.0x

*As of 12/31/2002

What was the investment environment like during the six months?

The investment environment for stocks continued to be challenging, as an unsettling geopolitical situation and mixed economic data took their toll on investor confidence. While there were some positive influences on the market, such as benign inflation and low interest rates, uncertainty dominated investor sentiment. As a result, the general trend for stocks was down.

How did you manage the fund in this environment?

Having completed a major portfolio restructuring, we began the new fiscal year with a fund poised to take advantage of a moderately growing economy. While we made no substantial changes to the portfolio, we trimmed positions in areas where fundamentals had deteriorated or where valuations had reached unsustainable levels. We added stocks that we believed were undervalued. Our investment approach continued to focus on companies with consistent and sustainable earnings and dividend growth attributes. We were careful about limiting risk and maintained a well-diversified portfolio of 165 issues.

TOP 5 SECTORS
(as a percentage of 1/31/2003 net assets)

Financials	28.4%

Industrials	11.7%

Information Technology	11.3%

Consumer Discretionary	10.5%

Health Care	8.9%

What specific changes did you make to the portfolio?

We cut back the energy position in the portfolio from 8.8% to 7.8% of net assets, reflecting our view that oil prices, which have risen steadily, are likely to decline when the uncertainty about military action in Iraq abates.

We also lowered exposure to the consumer, reducing positions in both the consumer staples and consumer discretionary sectors. While consumer stocks had done well for two years, we began to see a softening in consumer confidence and spending. This weakening in consumer attitudes was evident in the performance of our position in Home Depot, which detracted from results.

While we maintained a 25.4% weighting in the financials sector, we changed the financial mix in the portfolio. For example, we sold some of our Real Estate Investment Trusts

PORTFOLIO MANAGER INTERVIEW continued

(REITs), which had been market leaders, and used the proceeds to invest in the property and casualty industry, where valuations were more favorable after several years of decline. The fund’s financial stocks produced mixed results over the six months. Legg Mason held back performance, but Citicorp aided results.

Because we had concerns that the economic recovery might not hold, we cut back our commitment to the industrials sector from 15% to 11.7% of net assets. This move was consistent with our risk-management theme of limiting weightings in sectors for which the fundamentals are uncertain. Some of our investments in the industrials area--Lockheed Martin, GE and Northrop Grumman--detracted from performance.

We found opportunity in the beaten down information technology sector and invested in cash-rich companies such as Microsoft, Intel and Oracle, which benefited results. These investments fit our criteria for companies that have a competitive edge in their industries. We also added telecommunications stocks to the portfolio, focusing on leadership companies that survived the extreme downturn in the sector over the past two years. Such companies have another advantage in that the regulatory environment is changing in a way that should work to their benefit. Telecommunications companies that aided performance included Verizon, BellSouth and SBC Communications.

We raised the fund’s weighting in the healthcare sector from 7.2% to 8.9% of net assets. We tended to favor pharmaceutical companies that should be aided by new leadership at the Food and Drug Administration (FDA) and fewer drug patent expirations in 2003.

TOP 10 HOLDINGS
(as a percentage of 1/31/2003 net assets)

Citigroup, Inc.	3.4%

Freddie Mac	2.4%

Exxon Mobil Corp.	2.3%

Bank of America Corp.	2.2%

Oracle Corp.	1.9%

Pharmacia Corp.	1.8%

Clear Channel Communications Corp.	1.5%

ChevronTexaco Corp.	1.4%

Microsoft Corp.	1.4%

Wells Fargo & Co.	1.3%

What is your outlook for the next six months?

While uncertainty weighs heavily on the economy and financial markets, we continue to maintain our outlook for moderate economic growth in 2003. Interest rates and inflation are low, and the administration has proposed an economic plan that calls for tax cuts. Historically, these factors have been stimulative for the economy.

We believe we are entering a period in which the conservative growth and income investing discipline is gaining favor with investors. Over the past 12 months, the fund distributed a dividend, and we will strive to increase the level of dividend payouts in the future. If Congress approves the administration’s proposal to eliminate taxes on dividends paid to shareholders, we expect many companies to evaluate their dividend policies and some may be more willing to distribute dividends in the future.

PORTFOLIO MANAGER INTERVIEW continued

For more than two years, small cap stocks outperformed larger cap issues and value stocks bested growth stocks. The anomalies, such as extremely low valuations, that produced these performance gaps have largely disappeared. We are now seeing attractive values across the style and capitalization spectrum. This favors our stock-picking discipline of seeking a variety of companies with the potential for consistent earnings growth over the long term.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended
	January 31, 2003	Year Ended July 31,
	(unaudited)[1]	2002[1]	2001[1]	2000	1999	1998
CLASS A
Net asset value, beginning of period	$18.58	$23.92	$30.72	$29.56	$29.14	$27.26
Income from investment operations
Net investment income (loss)	0.07	0.03	-0.05	-0.09	0.10	0.16
Net realized and unrealized gains or losses on securities, written options and foreign currency related transactions	-1.07	-4.39	-3.12	1.85	1.16	2.86
Total from investment operations	-1.00	-4.36	-3.17	1.76	1.26	3.02

Distributions to shareholders from
Net investment income	-0.05	0	0	0	-0.06	-0.13
Net realized gains	0	-0.98	-3.63	-0.60	-0.78	-1.01
Total distributions to shareholders	-0.05	-0.98	-3.63	-0.60	-0.84	-1.14

Net asset value, end of period	$17.53	$18.58	$23.92	$30.72	$29.56	$29.14
Total return[2]	-5.36%	-18.72%	-11.35%	6.01%	4.48%	11.26%
Ratios and supplemental data
Net assets, end of period (millions)	$98	$103	$147	$207	$250	$296
Ratios to average net assets
Expenses[3]	1.63%[4]	1.56%	1.51%	1.47%	1.43%	1.46%
Net investment income (loss)	0.76%[4]	0.14%	-0.19%	-0.28%	0.33%	0.61%
Portfolio turnover rate	38%	74%	26%	61%	39%	20%

1.  Net investment income (loss) per share is based on average shares outstanding during the period.

2.  Excluding applicable sales charges

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended
	January 31, 2003	Year Ended July 31,
	(unaudited)[1]	2002[1]	2001[1]	2000	1999	1998
CLASS B
Net asset value, beginning of period	$17.80	$23.14	$30.05	$29.14	$28.88	$27.10
Income from investment operations
Net investment income (loss)	0	-0.12	-0.25	-0.35	-0.14	-0.02
Net realized and unrealized gains or losses on securities, written options and foreign currency related transactions	-1.01	-4.24	-3.03	1.86	1.18	2.81
Total from investment operations	-1.01	-4.36	-3.28	1.51	1.04	2.79

Distributions to shareholders from
Net investment income	-0.01	0	0	0	0	0
Net realized gains	0	-0.98	-3.63	-0.60	-0.78	-1.01
Total distributions to shareholders	-0.01	-0.98	-3.63	-0.60	-0.78	-1.01

Net asset value, end of period	$16.78	$17.80	$23.14	$30.05	$29.14	$28.88
Total return[2]	-5.68%	-19.37%	-12.03%	5.23%	3.73%	10.44%
Ratios and supplemental data
Net assets, end of period (millions)	$252	$313	$505	$706	$891	$1,000
Ratios to average net assets
Expenses[3]	2.38%[4]	2.31%	2.26%	2.22%	2.18%	2.21%
Net investment income (loss)	0.02%[4]	-0.60%	-0.94%	-1.03%	-0.43%	-0.14%
Portfolio turnover rate	38%	74%	26%	61%	39%	20%

1.  Net investment income (loss) per share is based on average shares outstanding during the period.

2.  Excluding applicable sales charges

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended
	January 31, 2003	Year Ended July 31,
	(unaudited)[1]	2002[1]	2001[1]	2000	1999	1998
CLASS C
Net asset value, beginning of period	$17.81	$23.14	$30.05	$29.14	$28.89	$27.10
Income from investment operations
Net investment income (loss)	0	-0.12	-0.25	-0.36	-0.16	-0.02
Net realized and unrealized gains or losses on securities, written options and foreign currency related transactions	-1.02	-4.23	-3.03	1.87	1.19	2.82
Total from investment operations	-1.02	-4.35	-3.28	1.51	1.03	2.80

Distributions to shareholders from
Net investment income	-0.01	0	0	0	0	0
Net realized gains	0	-0.98	-3.63	-0.60	-0.78	-1.01
Total distributions to shareholders	-0.01	-0.98	-3.63	-0.60	-0.78	-1.01

Net asset value, end of period	$16.78	$17.81	$23.14	$30.05	$29.14	$28.89
Total return[2]	-5.74%	-19.32%	-12.03%	5.23%	3.69%	10.47%
Ratios and supplemental data
Net assets, end of period (millions)	$11	$12	$17	$26	$37	$50
Ratios to average net assets
Expenses[3]	2.38%[4]	2.31%	2.26%	2.21%	2.18%	2.21%
Net investment income (loss)	0.01%[4]	-0.60%	-0.94%	-1.02%	-0.42%	-0.13%
Portfolio turnover rate	38%	74%	26%	61%	39%	20%

1.  Net investment income (loss) per share is based on average shares outstanding during the period.

2.  Excluding applicable sales charges

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	Six Months Ended
	January 31, 2003	Year Ended July 31,
	(unaudited)[1]	2002[1]	2001[1]	2000	1999	1998
CLASS I2
Net asset value, beginning of period	$18.80	$24.14	$30.90	$29.65	$29.19	$27.29
Income from investment operations
Net investment income (loss)	0.09	0.09	0.01	-0.01	0.19	0.24
Net realized and unrealized gains or losses on securities, written options and foreign currency related transactions	-1.07	-4.45	-3.14	1.86	1.15	2.87
Total from investment operations	-0.98	-4.36	-3.13	1.85	1.34	3.11

Distributions to shareholders from
Net investment income	-0.07	0	0	0	-0.10	-0.20
Net realized gains	0	-0.98	-3.63	-0.60	-0.78	-1.01
Total distributions to shareholders	-0.07	-0.98	-3.63	-0.60	-0.88	-1.21

Net asset value, end of period	$17.75	$18.80	$24.14	$30.90	$29.65	$29.19
Total return	-5.19%	-18.54%	-11.14%	6.30%	4.75%	11.56%
Ratios and supplemental data
Net assets, end of period (millions)	$92	$113	$256	$484	$634	$801
Ratios to average net assets
Expenses[3]	1.38%[4]	1.31%	1.26%	1.22%	1.18%	1.20%
Net investment income (loss)	1.01%[4]	0.40%	0.05%	-0.03%	0.57%	0.86%
Portfolio turnover rate	38%	74%	26%	61%	39%	20%

1.  Net investment income (loss) per share is based on average shares outstanding during the period.

2.  Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

3.  The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

4.  Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

January 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS 93.3%
CONSUMER DISCRETIONARY 10.5%
Auto Components 0.2%
American Axle & Manufacturing Holdings, Inc. *	34,400	$ 865,848
Automobiles 0.2%
General Motors Corp., Class H *	79,400	809,880
Hotels, Restaurants & Leisure 0.2%
Darden Restaurants, Inc.	43,100	935,270
Household Durables 0.7%
Black & Decker Corp.	65,500	2,399,920
Stanley Works	31,700	843,854
3,243,774
Media 5.7%
AOL Time Warner, Inc. *	67,300	784,718
Clear Channel Communications, Inc. *	165,789	6,644,823
Comcast Corp., Class A *	110,005	2,929,433
McGraw-Hill Companies, Inc.	10,880	644,314
New York Times Co., Class A	122,000	5,958,480
Univision Communications, Inc., Class A * (p)	56,500	1,489,340
Viacom, Inc., Class A *	130,000	5,011,500
Viacom, Inc., Class B *	32,100	1,237,455
Walt Disney Co.	52,900	925,750
25,625,813
Multi-line Retail 0.5%
Target Corp.	58,100	1,639,001
Wal-Mart Stores, Inc.	15,800	755,240
2,394,241
Specialty Retail 2.4%
Circuit City Stores, Inc.	265,900	1,592,741
Home Depot, Inc.	112,100	2,342,890
Lowe’s Companies, Inc.	38,300	1,309,094
Michaels Stores, Inc. *	77,200	2,605,500
Nordstrom, Inc.	42,700	770,308
Staples, Inc. *	130,000	2,232,100
10,852,633
Textiles & Apparel 0.6%
Nike, Inc., Class B	60,000	2,672,400
CONSUMER STAPLES 6.3%
Beverages 1.5%
Anheuser-Busch Companies, Inc.	34,000	1,613,980
Coca-Cola Co.	23,700	958,902
PepsiCo, Inc.	101,700	4,116,816
6,689,698
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
CONSUMER STAPLES continued
Food Products 3.0%
Altria Group, Inc.	112,900	$ 4,275,523
ConAgra, Inc.	152,700	3,745,731
Del Monte Foods Co. *	8,708	72,886
H.J. Heinz Co.	19,500	630,046
Kraft Foods, Inc., Class A	126,740	4,036,669
McCormick & Co., Inc.	39,400	882,560
13,643,415
Household Products 1.1%
Kimberly-Clark Corp.	16,600	768,912
Procter & Gamble Co.	47,100	4,030,347
4,799,259
Tobacco 0.7%
Loews Corp. -- Carolina Group	166,200	3,392,142
ENERGY 7.5%
Energy Equipment & Services 0.6%
Schlumberger, Ltd.	72,214	2,722,468
Oil & Gas 6.9%
BP Plc, ADR	124,976	4,875,314
ChevronTexaco Corp.	97,500	6,279,000
ConocoPhillips	108,097	5,209,194
Exxon Mobil Corp.	304,800	10,408,920
Kerr-McGee Corp.	108,855	4,546,873
31,319,301
FINANCIALS 25.7%
Banks 9.1%
Bank of America Corp.	142,700	9,996,135
Bank of New York Co., Inc.	193,300	4,890,490
Charter One Financial, Inc.	49,000	1,416,590
Fifth Third Bancorp	21,300	1,136,355
FleetBoston Financial Corp.	181,000	4,725,910
Hibernia Corp., Class A	85,300	1,590,845
KeyCorp	40,000	962,000
Mellon Financial Corp.	108,400	2,479,108
U.S. Bancorp	147,000	3,101,700
Washington Mutual, Inc.	77,550	2,671,597
Wells Fargo & Co.	126,126	5,974,589
Wilmington Trust Corp.	70,100	2,035,704
40,981,023
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
FINANCIALS continued
Diversified Financials 12.4%
American Express Co.	91,100	$ 3,236,783
Charles Schwab Corp.	53,800	496,036
Citigroup, Inc.	441,026	15,162,474
Fannie Mae	67,200	4,347,840
Freddie Mac	190,700	10,675,386
Goldman Sachs Group, Inc.	26,100	1,777,410
Legg Mason, Inc.	107,732	5,390,909
Lehman Brothers Holdings, Inc.	16,800	916,104
Merrill Lynch & Co., Inc.	97,100	3,400,442
Morgan Stanley	32,500	1,231,750
State Street Corp.	137,200	5,875,655
T. Rowe Price Group, Inc.	140,600	3,759,644
56,270,433
Insurance 4.2%
Ace, Ltd.	32,100	945,345
Allstate Corp.	104,900	3,691,431
AMBAC Financial Group, Inc.	13,450	720,517
American International Group, Inc.	96,900	5,244,228
Chubb Corp. *	36,300	1,950,036
Everest Reinsurance Group, Ltd.	25,500	1,286,985
Hartford Financial Services Group, Inc.	57,100	2,379,928
Loews Corp.	16,000	704,320
Marsh & McLennan Co.	20,400	869,652
Travelers Property Casualty Corp., Class B *	85,000	1,382,100
19,174,542
HEALTH CARE 8.3%
Biotechnology 0.1%
Amgen, Inc. *	11,300	575,848
Health Care Equipment & Supplies 0.3%
Baxter International, Inc.	22,100	1,108,315
Health Care Providers & Services 1.3%
AmerisourceBergen Corp.	17,900	1,041,780
Cardinal Health, Inc.	23,000	1,341,590
HCA-The Healthcare Corp.	55,000	2,350,700
Wellpoint Health Networks, Inc., Class A *	15,400	1,119,272
5,853,342
Pharmaceuticals 6.6%
Abbott Laboratories, Inc.	117,600	4,482,912
Bristol-Myers Squibb Co.	113,500	2,677,465
Eli Lilly & Co.	13,700	825,288
Johnson & Johnson Co.	101,860	5,460,714
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
HEALTH CARE continued
Pharmaceuticals continued
Merck & Co., Inc.	60,900	$ 3,373,251
Pharmacia Corp.	194,200	8,111,734
Wyeth	123,500	4,820,205
29,751,569
INDUSTRIALS 11.5%
Aerospace & Defense 2.1%
Honeywell International, Inc.	123,700	3,023,228
Northrop Grumman Corp.	62,600	5,722,266
United Technologies Corp.	13,300	845,614
9,591,108
Commercial Services & Supplies 1.4%
Certegy, Inc. *	76,000	1,944,080
Equifax, Inc.	152,000	3,254,320
Viad Corp.	48,500	1,042,750
6,241,150
Industrial Conglomerates 3.4%
3M Co.	41,300	5,143,915
General Electric Co.	252,700	5,847,478
Tyco International, Ltd.	265,300	4,247,453
15,238,846
Machinery 3.6%
AGCO Corp. *	31,400	562,060
Caterpillar, Inc.	25,700	1,130,286
Deere & Co.	58,400	2,464,480
Donaldson Co., Inc.	152,500	5,177,375
Ingersoll-Rand Co., Class A	15,400	604,604
Paccar, Inc.	28,500	1,234,620
SPX Corp. *	105,500	3,914,050
Terex Corp. *	88,800	1,002,552
16,090,027
Road & Rail 1.0%
Kansas City Southern Industries, Inc. *	126,600	1,614,150
Union Pacific Corp.	55,000	3,138,300
4,752,450
INFORMATION TECHNOLOGY 10.9%
Communications Equipment 1.9%
Cisco Systems, Inc. *	445,366	5,954,543
Corning, Inc. *	128,300	523,464
Lucent Technologies, Inc. *	743,500	1,382,910
Nortel Networks Corp. * (p)	384,600	911,502
8,772,419
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
INFORMATION TECHNOLOGY continued
Computers & Peripherals 1.5%
Hewlett-Packard Co.	105,800	$ 1,841,978
International Business Machines Corp.	64,300	5,030,189
6,872,167
Electronic Equipment & Instruments 0.8%
Jabil Circuit, Inc. *	138,900	2,168,229
Thermo Electron Corp. *	75,000	1,362,750
3,530,979
Semiconductor Equipment & Products 3.4%
Altera Corp. *	210,300	2,309,094
Intel Corp.	150,400	2,355,264
KLA-Tencor Corp. *	146,000	4,765,440
Texas Instruments, Inc.	375,700	5,973,630
15,403,428
Software 3.3%
Microsoft Corp. *	130,375	6,187,598
Oracle Corp. *	717,800	8,635,134
14,822,732
MATERIALS 5.2%
Chemicals 1.7%
Lyondell Chemical Co.	351,300	4,500,153
PPG Industries, Inc.	41,500	2,026,445
Rohm & Haas Co.	43,200	1,332,720
7,859,318
Construction Materials 0.4%
Martin Marietta Materials, Inc.	56,200	1,641,040
Containers & Packaging 1.6%
AptarGroup, Inc.	117,000	3,355,560
Pactiv Corp. *	182,600	3,726,866
7,082,426
Metals & Mining 0.8%
Alcoa, Inc.	33,200	656,364
Arch Coal, Inc.	55,800	963,108
Phelps Dodge Corp. *	66,000	2,280,300
3,899,772
Paper & Forest Products 0.7%
International Paper Co.	19,500	696,150
Weyerhaeuser Co.	50,500	2,426,525
3,122,675
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

	Shares	Value

COMMON STOCKS continued
TELECOMMUNICATION SERVICES 3.8%
Diversified Telecommunication Services 3.8%
ALLTEL Corp.	120,800	$ 5,713,293
Centurytel, Inc.	164,300	4,983,219
Qwest Communications International, Inc. *	154,300	697,436
SBC Communications, Inc.	79,200	1,935,648
Verizon Communications, Inc.	101,700	3,893,076
17,222,672
UTILITIES 3.6%
Electric Utilities 2.3%
Centerpoint Energy, Inc.	144,500	1,007,165
Cinergy Corp.	38,300	1,214,110
Dominion Resources, Inc.	61,600	3,338,104
Public Service Enterprise Group, Inc.	62,300	2,197,944
Texas Genco Holdings, Inc. (p)	3,500	52,710
TXU Corp.	150,000	2,752,500
10,562,533
Multi-Utilities 1.3%
Energy East Corp.	110,900	2,186,948
Oneok, Inc.	188,300	3,591,661
5,778,609
Total Common Stocks		422,165,565
CONVERTIBLE PREFERRED STOCKS 5.1%
ENERGY 0.3%
Energy Equipment & Services 0.3%
DTE Energy Co., 8.75%, 08/16/2005	58,000	1,492,920
FINANCIALS 2.7%
Banks 0.2%
New York Community Capital Trust V (exchangeable for New York Community
Bancorp, Inc. Common Stock), 6.00%, 11/01/2051	16,800	869,568
Diversified Financials 0.8%
Capital One Financial Corp., 6.25%, 05/17/2005	76,000	2,276,200
Gabelli Asset Management, Inc., 6.95%, 02/17/2005 PRIDES	60,000	1,248,000
3,524,200
Insurance 1.7%
Chubb Corp., 7.00%, 11/16/2005	44,400	1,098,900
Prudential Financial, Inc., 6.75%, 11/15/2004	43,422	2,386,039
St. Paul Companies, Inc., 9.00%, 08/16/2005	32,600	2,063,580
Travelers Property Casualty Corp., 4.50%, 04/15/2032	98,500	2,385,670
7,934,189
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

	Shares	Value

CONVERTIBLE PREFERRED STOCKS continued
HEALTH CARE 0.5%
Health Care Providers & Services 0.5%
Anthem, Inc., 6.00%, 11/15/2004 (p)	31,000	$ 2,414,125
INFORMATION TECHNOLOGY 0.2%
Communications Equipment 0.2%
Lucent Technologies, Inc., 8.00%, 08/01/2031	800	672,000
MATERIALS 0.5%
Metals & Mining 0.5%
Phelps Dodge Corp., 6.75%, 08/15/2005	24,000	2,181,600
UTILITIES 0.9%
Electric Utilities 0.9%
FPL Group, Inc., 8.00%, 02/16/2006	31,600	1,665,004
Keyspan Corp., 8.75%, 05/16/2005	28,000	1,414,840
Public Service Enterprise Group, 10.25%, 11/16/2005	21,100	1,136,235
4,216,079
Total Convertible Preferred Stocks		23,304,681

	Principal Amount	Value

CONVERTIBLE DEBENTURES 0.5%
HEALTH CARE 0.1%
Biotechnology 0.1%
Gilead Sciences, Inc., 2.00%, 12/15/2007 144A	$623,000	653,371
INDUSTRIALS 0.2%
Industrial Conglomerates 0.2%
Tyco International Group SA, 2.75%, 01/15/2018 144A	658,000	661,290
INFORMATION TECHNOLOGY 0.2%
Software 0.2%
Computer Associates International, Inc., 1.625%, 12/15/2009 144A	885,000	892,744
Total Convertible Debentures		2,207,405

	Shares	Value

SHORT-TERM INVESTMENTS 2.2%
MUTUAL FUND SHARES 2.2%
Evergreen Institutional U.S. Government Money Market Fund (o)	1,782,415	1,782,415
Navigator Prime Portfolio (pp)	7,989,200	7,989,200
Total Short-Term Investments		9,771,615
Total Investments (cost $435,993,995) 101.1%		457,449,266
Other Assets and Liabilities (1.1%)		(4,975,057)
Net Assets 100.0%		$452,474,209
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

January 31, 2003 (unaudited)

*	Non-income producing security.
(o)	Evergreen Investment Management Company, LLC is the investment advisor to both the fund and the money market fund.
(p)	All or a portion of this security is on loan.
(pp)	Represents investment of cash collateral received for securities on loan.
144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.
This security has been determined to be liquid under guidelines established by the Board of Trustees.

Summary of Abbreviations
ADR	American Depository Receipt
PRIDES	Preferred Redeemable Increased Dividend Equity Securities
See Notes to Financial Statements

STATEMENT OF ASSETS AND LIABILITIES

January 31, 2003 (unaudited)

Assets
Identified cost of securities	$ 435,993,995
Net unrealized gains on securities	21,455,271

Market value of securities	457,449,266
Receivable for securities sold	5,652,084
Receivable for Fund shares sold	87,077
Dividends and interest receivable	747,107
Prepaid expenses and other assets	37,029

Total assets	463,972,563

Liabilities
Payable for securities purchased	2,066,582
Payable for Fund shares redeemed	1,234,929
Payable for securities on loan	7,989,200
Advisory fee payable	26,751
Distribution Plan expenses payable	23,311
Due to other related parties	3,690
Accrued expenses and other liabilities	153,891

Total liabilities	11,498,354

Net assets	$ 452,474,209

Net assets represented by
Paid-in capital	$ 421,506,355
Undistributed net investment income	10,619
Accumulated net realized gains on securities, written options and foreign currency related transactions	9,501,964
Net unrealized gains on securities	21,455,271

Total net assets	$ 452,474,209

Net assets consists of
Class A	$ 98,093,982
Class B	251,937,321
Class C	10,659,686
Class I	91,783,220

Total net assets	$ 452,474,209

Shares outstanding
Class A	5,595,226
Class B	15,012,068
Class C	635,153
Class I	5,171,311

Net asset value per share
Class A	$ 17.53
Class A -- Offering price (based on sales charge of 5.75%)	$ 18.60
Class B	$ 16.78
Class C	$ 16.78
Class C -- Offering price (based on sales charge of 1.00%)	$ 16.95
Class I	$ 17.75

See Notes to Financial Statements

STATEMENT OF OPERATIONS

Six Months Ended January 31, 2003 (unaudited)

Investment income
Dividends (net of foreign withholding taxes of $11,581)	$ 5,933,422
Interest	116,406

Total investment income	6,049,828

Expenses
Advisory fee	1,832,946
Distribution Plan expenses
Class A	129,654
Class B	1,429,439
Class C	56,960
Administrative services fees	252,974
Transfer agent fee	1,299,851
Trustees’ fees and expenses	5,889
Printing and postage expenses	21,708
Custodian fee	59,154
Registration and filing fees	2,339
Professional fees	11,788
Other	1,761

Total expenses	5,104,463
Less: Expense reductions	(1,427)

Net expenses	5,103,036

Net investment income	946,792

Net realized and unrealized gains or losses on securities and foreign currency related transactions
Net realized gains on:
Securities	13,873,411
Foreign currency related transactions	328

Net realized gains on securities and foreign currency related transactions	13,873,739
Net change in unrealized gains or losses on securities and foreign currency related transactions	(43,264,371)

Net realized and unrealized gains or losses on securities and foreign currency related transactions	(29,390,632)

Net decrease in net assets resulting from operations	$ (28,443,840)

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	Six Months Ended
	January 31, 2003		Year Ended
	(unaudited)		July 31, 2002

Operations
Net investment income (loss)		$ 946,792		$ (1,745,654)
Net realized gains or losses on securities, written options foreign currency related transactions		13,873,739		(2,373,422)
Net change in unrealized gains or losses on securities, written options and foreign currency related transactions		(43,264,371)		(144,341,638)

Net decrease in net assets resulting from operations		(28,443,840)		(148,460,714)

Distributions to shareholders from
Net investment income
Class A		(302,548)		0
Class B		(138,259)		0
Class C		(5,307)		0
Class I		(418,610)		0
Net realized gains
Class A		0		(5,555,985)
Class B		0		(19,771,462)
Class C		0		(686,281)
Class I		0		(7,567,612)

Total distributions to shareholders		(864,724)		(33,581,340)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	350,111	6,373,600	857,684	18,199,144
Class B	173,827	3,036,055	467,441	9,098,826
Class C	90,162	1,581,699	176,494	3,606,905
Class I	480,010	8,764,597	1,059,093	22,482,385

		19,755,951		53,387,260

Net asset value of shares issued in reinvestment of distributions
Class A	16,232	285,885	248,712	5,240,356
Class B	7,912	131,666	926,057	18,798,950
Class C	255	4,241	26,473	537,413
Class I	18,802	335,370	344,581	7,336,005

		757,162		31,912,724

Automatic conversion of Class B shares to Class A shares
Class A	589,991	10,799,211	618,982	13,824,744
Class B	(615,954)	(10,799,211)	(643,807)	(13,824,744)

		0		0

Payment for shares redeemed
Class A	(882,736)	(15,918,782)	(2,346,301)	(49,475,835)
Class B	(2,112,248)	(36,384,366)	(5,035,406)	(101,786,616)
Class C	(128,390)	(2,252,434)	(254,224)	(5,136,587)
Class I	(1,333,880)	(24,294,840)	(5,999,422)	(131,685,066)

		(78,850,422)		(288,084,104)

Net decrease in net assets resulting from capital share transactions		(58,337,309)		(202,784,120)

Total decrease in net assets		(87,645,873)		(384,826,174)
Net assets
Beginning of period		540,120,082		924,946,256

End of period		$ 452,474,209		$ 540,120,082

Undistributed net investment income (loss)		$ 10,619		$ (71,449)

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS (unaudited)

1. ORGANIZATION

Evergreen Growth and Income Fund (the “Fund”) is a diversified series of Evergreen Equity Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Class A, Class B, Class C and Institutional (“Class I”) shares. Class A shares are sold with a front-end sales charge. Class B shares are sold without a front-end sales charge and are subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class C shares are sold with a front-end sales charge and are subject to a contingent deferred sales charge that is payable upon redemption within one year after the month of purchase. Both Class B and Class C shares pay a higher ongoing distribution fee than Class A. Class I shares are sold without a front-end sales charge or contingent deferred sales charge.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investments or securities with similar characteristics.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Foreign currency translation

All assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such trans-

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

actions. The Fund does not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

c. Foreign currency contracts

A foreign currency contract is an obligation to purchase or sell a specific currency for an agreed-upon price at a future date. The Fund enters into foreign currency contracts to facilitate transactions in foreign-denominated securities and to attempt to minimize the risk to the Fund from adverse changes in the relationship between currencies. Foreign currency contracts are recorded at the forward rate and marked-to-market daily. When the contracts are closed, realized gains and losses arising from such transactions are recorded as realized gains or losses on foreign currency related transactions. The Fund could be exposed to risks if the counterparties to the contracts are unable to meet the terms of their contracts or if the value of the foreign currency changes unfavorably.

d. Securities lending

The Fund may lend its securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

e. Written options

The Fund may write covered put or call options. When a Fund writes an option, an amount equal to the premium received is recorded as a liability and is subsequently adjusted to the current market value of the written option. Premiums received from written options, which expire unexercised, are recognized as realized gains from investments on the expiration date. The difference between the premium received and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is treated as a realized gain or loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security in calculating the realized gain or loss on the sale. If a put option is exercised, the premium reduces the cost of the security purchased. The Fund, as a writer of an option, bears the market risk of an unfavorable change in the price of the security underlying the written option.

f. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

g. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

h. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

i. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”), is the investment advisor to the Fund and is paid an annual fee starting at 0.725% and declining to 0.625% as average net assets increase.

From time to time, EIMC may voluntarily or contractually waive its fees in order to limit operating expenses. For any fee waivers made after January 1, 2003, EIMC may recoup any amounts waived up to a period of three years following the end of the fiscal year in which the fee waivers were made.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund. ESC receives account fees that vary based on the type of account held by the shareholders in the Fund. For the six months ended January 31, 2003, the transfer agent fees were equivalent to an annual rate of 0.51% of the Fund’s average daily net assets.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia. During the six months ended January 31 2003, the Fund paid brokerage commissions of $300,856 to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average daily net assets for Class A shares and 1.00% of the average daily net assets for Class B and Class C shares.

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $183,921,657 and $232,466,480, respectively, for the six months ended January 31, 2003.

The Fund loaned securities during the six months ended January 31, 2003 to certain brokers. At January 31, 2003, the value of securities on loan and the value of collateral (including accrued interest) amounted to $7,758,116 and $7,989,200, respectively. During the six months ended January 31, 2003, the Fund earned $13,611 in income from securities lending.

On January 31, 2003, the aggregate cost of securities for federal income tax purposes was $435,993,995. The gross unrealized appreciation and depreciation on securities based on tax cost was $60,006,512 and $38,551,241, respectively, with a net unrealized appreciation of $21,455,271.

As of July 31, 2002, the Fund had $1,032,021 in capital loss carryovers for federal income tax purposes expiring in 2010.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds. During the six months ended January 31, 2003, the Fund did not participate in the interfund lending program.

7. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. The Fund received expense reductions from expense offset arrangements of $1,427, which represents 0.00% of its average daily net assets.

8. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

NOTES TO FINANCIAL STATEMENTS (unaudited) continued

9. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the six months ended January 31, 2003, the Fund had no borrowings under this agreement.

10. CONCENTRATION OF RISK

The Fund may invest a substantial portion of its assets in an industry or sector and, therefore, may be more affected by changes in that industry or sector than would be a comparable mutual fund that is not heavily weighted in any industry or sector.

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL - South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.

OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With over $232 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of January 31, 2003

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

For the fourth consecutive year, Evergreen Investments has earned the Dalbar Mutual Fund Service Award, which recognizes those firms that exceed industry norms in key service areas. The award symbolizes the achievement of the highest tier of shareholder service within our industry. For 2002, Evergreen Investments was ranked third overall.

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Evergreen Investments 200 Berkeley Street Boston, MA 02116-5034